SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the registrant  ☒

Filed by a party other than the registrant  ☐

Check the appropriate box:

☐	Preliminary proxy statement.
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐	Definitive proxy statement.
☐	Definitive additional materials.
☒	Soliciting material under Rule 14a-12.

PAYPAL, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-1(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement no.:

	(3)	Filing Party:

	(4)	Date Filed:

CONTACT:
PayPal, Inc.
Julie Anderson, 888/337-3533
janderson@paypal.com

PAYPAL SETS OCTOBER 3rd FOR SPECIAL MEETING OF STOCKHOLDERS

Mountain View, August 21, 2002 - PayPal, Inc. (Nasdaq: PYPL; www.paypal.com) today announced that it has set Thursday, October 3, 2002, as the date of the special meeting of stockholders of PayPal to consider and vote upon the proposal to approve and adopt the Agreement and Plan of Merger among PayPal, eBay Inc. and Vaquita Acquisition Corp., dated July 7, 2002, and approve the transaction.  Stockholders of record of PayPal at the close of business on August 28, 2002, the record date for the special meeting, are entitled to receive notice of and vote at the special meeting.

The special meeting will be held at 9:00 a.m. (PST) at PayPal’s former executive offices located at 1840 Embarcadero Road, Palo Alto, California.

ABOUT PAYPAL

PayPal enables any business or consumer with email to send and receive Internet payments securely, conveniently and cost-effectively. PayPal’s network builds on the existing financial infrastructure of bank accounts and credit cards to create a global payment system. Based in Mountain View, California, PayPal is available to users in 38 countries including the United States.

In connection with the transaction referenced in this press release, eBay has filed a Registration Statement on Form S-4 that contains a proxy statement/prospectus with the Securities and Exchange Commission (“SEC”).  The Registration Statement  is not yet final and will be further amended.  Investors and stockholders of PayPal are urged to read the proxy statement/prospectus and any other relevant materials filed by PayPal or eBay with the SEC because they contain, or will contain, important information about PayPal, eBay and the transaction.  Investors and stockholders may obtain a free copy of the proxy statement/prospectus and other documents filed by eBay and PayPal with the SEC at the SEC’s web site at http://www.sec.gov. Free copies of the final proxy statement/prospectus, when available, and eBay’s other filings with the SEC may also be obtained by directing a request to investorrelations@ebay.com. Free copies of PayPal’s filings may be obtained by directing a request to investorrelations@paypal.com.

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